UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):

February 13, 2015

ENOVA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35503	45-3190813
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 West Jackson Boulevard

Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 568-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Not applicable

(e)On February 13, 2015, the Management Development and Compensation Committee (the “Committee”) of Enova International, Inc. (the “Company”) approved the following increased annual base salaries for the named executive officers of the Company set forth below effective as of February 1, 2015; provided, that such amounts shall be prorated for the period between February 1, 2015 and December 31, 2015: (i) $660,000 (David A. Fisher, President and Chief Executive Officer); (ii) $290,000 (Robert S. Clifton, Vice President—Chief Financial Officer and Treasurer); (iii) $475,000 (Arad Levertov, Executive Vice President—Chief Operating Officer); (iv) $360,500 (Alex T. King, Senior Vice President—Operations); and  (v) $262,548CAD (Daniel Shteyn, Vice President—Operations).  Mr. Shteyn lives in Canada and his salary and cash bonus (as set forth below) are paid in Canadian Dollars, or CAD.  Amounts set forth in this report for all other executive officers of the Company are in U.S. dollars.

Additionally, on February 13, 2015, the Committee approved cash bonus payouts under the Company’s cash-based Short-Term Incentive Plan (the “STIP”) and Discretionary Bonus Plan (the “Discretionary Bonus Plan”) to the named executive officers set forth above for fiscal 2014 performance.  Mr. Fisher will receive an aggregate cash bonus payment of $943,976 (representing a $809,122 payment under the STIP and a $134,854 payment under the Discretionary Bonus Plan).  Cash bonus payments to be made to Messrs. Clifton, Levertov, King and Shteyn for 2014 will be made solely under the STIP and will total $191,000, $352,000, $191,000 and $77,000CAD, respectively.

(f)Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENOVA INTERNATIONAL, INC.

Date: February 17, 2015	By:	/s/ Lisa M. Young
Lisa M. Young
Vice President—General Counsel &
Secretary